Exhibit 99.1

Collectors Universe Reports Results for the First Quarter Ended September 30, 2006

PR Newswire -- November 10, 2006

NEWPORT BEACH, Calif., Nov. 10 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its first fiscal quarter ended September 30, 2006.

Operating Results

Although we increased net revenues by 12% to $9.9 million for the three months ended September 30, 2006, compared to $8.8 million for the year ago quarter, operating income declined to $130,000 in the three months ended September 30, 2006 from $1.1 million in the three months ended September 30, 2005. Income before taxes was $701,000, and income from continuing operations was $383,000, or $0.04 per diluted share, respectively, for the first quarter of fiscal 2007 compared to $1.7 million and $979,000 or $0.11 per diluted share, respectively, for the first quarter of last year. Net income was $394,000, or $0.04 per diluted share, for the first quarter of fiscal 2007 compared to $967,000 or $0.11 per diluted share for the same period of the prior year.

The increase in net revenues of 12% was primarily attributable to a 3% increase in grading revenues and a 108% increase in revenues from related services. Related services consist of non-grading services that we provide to dealers and customers and include services rendered by our collectibles convention business (which we acquired in July 2006) and by our Certified Coin Exchange (CCE) subscription business (which we acquired in September 2005 and was included in our operating results for only one month of last year’s first quarter).

The 3% increase in grading revenues compares to a 15% increase in the number of units graded and authenticated in this year’s first quarter, which reflects a decline in the average service fee earned on our coin grading services that was primarily attributable to a reduction in grading submissions at trade shows in this year’s first quarter, as compared to the same quarter last year, which translated into a decline of approximately $900,000 in trade show grading revenues as compared to last year’s first quarter. As a general rule, dealers and collectors at trade shows request and are willing to pay higher fees for same day or overnight turn-around on their grading submissions and, therefore, a decline in such submissions can have a disproportionate impact on revenues and gross margin. As a result, our gross margin also declined to 56.0% in the first quarter of 2007 from 61.8% in the same quarter last year. The decline in trade show grading revenues was, however, offset by increases in grading revenues of our other collectibles divisions and the addition of diamond grading revenues.

Also contributing to declines in operating income and income from continuing operations were (i) an operating loss of $630,000 incurred by the Company’s diamond operations, as we continued to invest in and to develop this business; and (ii) increased infrastructure-related costs, as we continue to upgrade and expand our internal systems to support the Company’s increased volume of business and entry into new markets.

Financial Condition

At September 30, 2006, cash and cash equivalents totaled $41.6 million compared with $52.1 million at June 30, 2006. The net cash usage of $10.5 million was primarily attributable to $6.2 million of cash used to fund two acquisitions during this year’s first quarter, net advances on notes receivable for the Company’s Dealer Financing business of $1.8 million, and $1.4 million of capital expenditures primarily to increase capacity for our diamond grading operation. In addition, the Company used cash of $378,000 for repurchases of its common stock in the quarter and $668,000 to pay its quarterly dividend to stockholders. The Company has no long-term debt and continues to be able to fund operations with internally generated cash flow. Total stockholders’ equity was $71.5 million at September 30, 2006, compared with $71.9 million at June 30, 2006.

Commentary and Outlook

Michael Haynes, Chief Executive Officer, stated, “Even though our divisions generally showed improvement year over year in unit volume and revenue, the results from our PCGS division in coin show grading was below our expectations. The revenue contribution from this portion of our coin division has a very high average selling price and the lower unit volume resulted in lower than expected revenue results. We believe the price adjustment in gold during the first quarter, falling from $720 to $580 after a three year run starting from $340, along with other technical factors, affected the dealers’ enthusiasm at the coin shows where we perform grading services and those dealers reduced the volume of their submissions during the quarter. With gold now steady in the $600 area, coin show volume of submissions should improve. In our jewelry group, we are pleased that we continue to gain market share and increase volume in diamonds and we have initiated the launch of our marketing plans in colored gemstones.”

Mr. Haynes continued, “As for current market conditions, the second quarter is our seasonally challenging quarter and the expected improvement in revenues from our jewelry business for this holiday season will not be sufficient to offset the lower seasonality in collectibles. Our expectation is that revenues for the second quarter will exceed revenues from the second quarter of the prior year, however, we continue to make investments in facilities, technology and systems for our jewelry business as in the previous two quarters and such investments will continue for several quarters.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results at 11:00 a.m. Eastern/8:00 a.m. Pacific today. Interested parties may participate in the conference call by dialing 800-366-7417 or 303-262-2140, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through Friday, November 24, 2006, by dialing 800-405-2236 or 303-590-3000 and entering access code 11076369#. A live webcast of the conference call will also be available on the Collectors Universe website www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstone markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses, is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 which we filed with the Securities and Exchange Commission on September 13, 2006 and our Quarterly Report on Form 10-Q which we filed with the SEC on November 9, 2006. Due to such risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

Contacts:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: brandi@thepiacentegroup.com

-   Financial Tables Follow   –

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
as of September 30, 2006 and June 30, 2006
(in thousands, except per share data)
(unaudited)

	September 30, 2006	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$41,602	$52,110
Accounts receivable, net of allowance for doubtful accounts of $61 (September) and $37 (June)	1,815	1,753
Inventories, net	452	437
Prepaid expenses and other current assets	875	1,010
Customer notes receivable	5,587	3,797
Deferred tax assets	1,414	1,414
Receivables from sale of net assets of discontinued operations	92	196
Current assets of discontinued operations held for sale	73	83
Total current assets	51,910	60,800
Property and equipment, net	3,180	1,897
Note receivable	115	—
Goodwill	15,074	9,799
Intangibles, net	6,843	4,674
Notes receivables from sale of net assets of discontinued operations	298	321
Deferred tax assets	216	342
Other assets	512	388
	$78,148	$78,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$880	$907
Accrued liabilities	2,178	2,043
Accrued compensation and benefits	1,200	1,075
Income taxes payable	351	496
Deferred revenue	1,547	1,384
Current liabilities of discontinued operations held for sale	2	8
Total current liabilities	6,158	5,913
Deferred rent and other long-term liabilities	508	402
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 45,000 shares authorized; issued 8,478 at September 30, 2006 and 8,475 at June 30, 2006	8	8
Additional paid-in capital	76,759	76,909
Accumulated deficit	(4,264)	(3,990)
Treasury stock, at cost (125 shares)	(1,021)	(1,021)
Total stockholders’ equity	71,482	71,906
	$78,148	$78,221

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,

	2006	2005

Net revenues	$9,898	$8,825
Cost of revenues	4,356	3,372
Gross profit	5,542	5,453
Selling and marketing expenses	1,262	1,090
General and administrative expenses	3,979	3,200
Amortization of intangible assets	171	20
Total operating expenses	5,412	4,310
Operating income	130	1,143
Interest income, net	567	542
Other income	4	8
Income before income taxes	701	1,693
Provision for income taxes	(318)	(714)
Income from continuing operations	383	979
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	11	(12)
Net income	$394	$967
Net income per basic share:
Income from continuing operations	$0.05	$0.11
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	—	—
Net income	$0.05	$0.11
Net income per diluted share:
Income from continuing operations	$0.04	$0.11
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	—	—
Net income	$0.04	$0.11
Weighted average shares outstanding:
Basic	8,351	8,486
Diluted	8,628	8,806

SOURCE  Collectors Universe, Inc.
          -0-                                                  11/10/2006
          /CONTACT:  Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com; or Investor Relations, Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
          /Web site:  http://www.collectors.com /
          (CLCT)